                                                                    Exhibit 99.1

K&F INDUSTRIES



                                                    Contact: Kenneth M. Schwartz
                                                          K & F Industries, Inc.
                                                                  (212) 297-0900


                 K & F INDUSTRIES, INC. REPORTS RESULTS FOR THE
           THIRD QUARTER AND THE NINE MONTHS ENDED SEPTEMBER 30, 2003


NEW YORK - November 14, 2003 - K & F Industries, Inc. today reported its results for the third quarter and nine months ended September 30, 2003.

Results for the quarter and nine months are in line with the company's previously issued guidance for the full year 2003, with revenue, EBITDA (earnings before interest, taxes, depreciation and amortization) and net income expected to be down slightly from the prior year.

As expected, performance for the periods ending September 30, 2003, as compared to the year earlier period, reflected continued sluggishness in the aviation industry driven mostly by the economy and the resultant slowdown in both leisure and business air travel. Airlines have responded to this weaker demand by eliminating or reducing flight service; parking older, surplus aircraft; and adjusting their spare parts inventories to lower levels. The two percent decline in K & F's year-to-date sales arose primarily from reduced sales in the general aviation or private business jet sector, the most severely affected market sector in this economic cycle. Offsetting this weakness, demand in the military sector has remained strong and the commercial transport sector - the company's largest market segment - is showing signs of recovery as the economy begins to strengthen and airlines are starting to report improved financial results.

Reflecting these signs of recovery, on a consecutive quarter basis, sales, bookings and EBITDA in the third quarter increased over the second quarter by $10 million, $15 million and $10 million, respectively, driven by improvements in commercial transport sales and bookings.

Highlighting the quarter, Aircraft Braking Systems Corporation (ABSC) was selected as the sole supplier of wheels, brakes and brake control systems for several new regional and business jet airplanes, further expanding its customer base. Engineered Fabrics Corporation (EFC) posted



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significant increases in revenue and EBITDA of 22 percent and 13 percent, respectively, in the third quarter. EFC is on track to achieve record annual revenues and bookings at year-end 2003.

Results for the third quarter 2003 compared to 2002:

    o Net income was $12 million versus $14 million. o Operating income was $27 million versus $31 million.


    o EBITDA was $30 million versus $34 million, due to higher program investments and lower revenues.


    o   Sales totaled $88 million compared to $93 million last year.

    o Revenue from the commercial transport sector was flat at $47 million. o Military sales, while strong at $28 million, declined slightly from an exceptionally strong prior year period sales of $31 million.

    o   General aviation sales declined $2 million to $13 million.

    o Bookings rose to $87 million, compared to $83 million; commercial transport orders were $3 million higher.

    o   Cash on hand at September 30, 2003 was $50 million.

Results for the first nine months of 2003 compared to 2002:

    o   Net income was $24 million versus $30 million.

    o   Operating income totaled $64 million, down from $71 million.

    o EBITDA declined $6 million to $73 million due principally to increased program investments and lower revenues.

    o   Sales totaled $248 million, down 2% from last year's $252 million.

    o   Military sales rose $4 million to $74 million.

    o Commercial transport sector revenues were level with last year at $136 million.

    o   General aviation sales declined $8 million or 17% to $38 million.

    o   Bookings were $235 million, down from $242 million.

EBITDA includes a charge for shipments of original equipment to airplane manufacturers (program investments, which are sold at a discount to cost and expensed when shipped) of $20 million and $16 million for the first nine months of 2003 and 2002, respectively.


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


            Segment Results for the Periods Ended September 30, 2003
            --------------------------------------------------------

    o Revenues for ABSC were $73 million and $208 million, for the third quarter and nine months respectively, compared to $81 million and $218 million last year.

    o Revenues for Engineered Fabrics Corporation rose 22% to $15 million for the third quarter and rose 19% to $40 million for the nine months of 2003.

  ABSC Continues to Expand Its Portfolio of Regional and Business Jet Aircraft
  ----------------------------------------------------------------------------

During the quarter, ABSC won several competitions to supply wheels, brakes and brake control systems on new regional and business jet aircraft.

ABSC was selected by AVIC I Commercial Aircraft Corporation (ACAC), a Chinese air framer, to design, develop and manufacture main wheels, brakes, and the digital brake-by-wire brake control system for its ARJ-21 (advanced regional jet for the 21st century.) The ARJ-21 regional twin-jet family will be used to serve a growing demand in China for improved regional air transportation service. "This aircraft, projected to number 500 over the next 20 years, adds to our strong portfolio of regional jet aircraft and furthers our strategy of focusing on high-cycle aircraft that make the most frequent landings," stated Kenneth M. Schwartz, K & F's President and Chief Operating Officer. The ARJ-21 is expected to have its first flight in 2005 and enter service in 2007, followed by a 75- to 85-passenger version and derivatives capable of carrying up to 105 passengers.

ABSC also was selected by Gulfstream Aerospace Corporation to supply new wheels, carbon brakes, digital anti-skid and brake temperature monitoring equipment for its next-generation GIV aircraft, the G-450. In addition, Gulfstream, in combination with Israeli Aircraft Industries (IAI), has awarded ABSC the right to design, develop and manufacture main wheels, steel brakes, nose wheels and the anti-skid system for the G-150. This new wide-cabin, high-speed business jet aircraft is currently under development by IAI and is scheduled to enter service in the third quarter of 2006.


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                  Strong Free Cash Flow Enables K & F to Retire
                      $40 Million of Debt Ahead of Schedule
                   -----------------------------------------

During the third quarter, K & F generated $22 million of free cash flow. This performance left the company with $50 million of cash on hand at September 30, 2003. "As a result, on October 15, 2003 we retired $40 million of our 9.25% Senior Subordinated Notes due 2007, allowing us to save approximately $4 million annually. In addition, K & F will reduce annual interest expense by an additional $4 million per year, versus 2003 levels, as an interest rate swap agreement will conclude in December 2003," continued Mr. Schwartz.

                                  2003 Outlook
                                  ------------

The Company reiterates its previously issued guidance for 2003 as follows:

    o Revenues are expected to be approximately $342 million compared to $349 million in 2002.

    o Program investments, which are charged to EBITDA, should total approximately $29 million compared to $23 million last year.

    o EBITDA is expected to be approximately $97 million - equal with last year's $97 million -- on lower sales and higher investments.

    o Net income is expected to be approximately $30 million versus $42 million last year.

    o Cash on hand at December 31, 2003, is expected to total approximately $7 million, reflecting the retirement of $40 million of 9.25% notes on October 15, 2003.

K & F Industries Inc., through its Aircraft Braking Systems Corporation subsidiary, is a worldwide leader in the manufacture of wheels, brakes and brake control systems for commercial transport, general aviation and military aircraft. K & F's other subsidiary, Engineered Fabrics Corporation, is a major producer of aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military use.



                                      # # #


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Forward Looking Statements


Some statements and information contained herein are not historical facts, but are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally, in writing or in other contexts, such as in reports filed with the SEC or press releases. These forward-looking statements may be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "should" or the like, the negative of these words or other variations of these words or comparable words, or discussion of strategy that involves risk and uncertainties. We caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control. Some of these factors and conditions include: (i) government or regulatory changes, (ii) dependence on our subsidiary, Aircraft Braking Systems Corporation, for operating income, (iii) competition in the market for our products, and (iv) our substantial indebtedness. This press release should be read in conjunction with our periodic reports filed with the SEC. We undertake no obligation to revise these statements following the date of this press release.




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




                             K & F INDUSTRIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                 (In thousands)



                                 Three Months                       Nine Months
                                   Ended                              Ended
                                 September 30,                      September 30,
                           -------------------------         -------------------------
                               2003            2002             2003             2002
                               ----            ----             ----             ----

Sales                    $   87,821       $   93,210         $  247,842     $  251,979

Costs and Expenses           61,108           62,423            183,457        181,349
                        -----------      -----------        -----------   ------------
Operating Income             26,713           30,787             64,385         70,630

Interest Expense, net        10,784            6,611             32,491         19,456
                        -----------      -----------        -----------    -----------
Income Before Income Taxes   15,929           24,176             31,894         51,174

Income Tax Provision          3,740           10,155              8,356         21,495
                        -----------      -----------       ------------    -----------
Net Income               $   12,189       $   14,021         $   23,538      $  29,679
                        ===========      ===========       ============    ===========




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                             K & F INDUSTRIES, INC.
                             SELECTED FINANCIAL DATA
                                 (In thousands)


                             Three Months                          Nine Months
                                 Ended                                Ended
                             September 30,                        September 30,
               ----------------------------------     -------------------------------
                            2003             2002                 2003            2002
                            ----             ----                 ----            ----

Capital Expenditures     $  1,347      $     724             $   2,384        $   1,842

Bookings                 $ 87,285      $  83,229             $ 235,344        $ 241,695

Backlog                                                      $ 129,989        $ 139,916

Cash and Cash Equivalents                                    $  50,486        $   7,097

Total Debt                                                   $ 435,000        $ 238,000

Shareholders' Deficiency                                     $ 203,886        $  28,450



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


                             K & F INDUSTRIES, INC.
       RECONCILIATION OF NET INCOME TO NON-GAAP EARNINGS BEFORE INTEREST,
                  TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)
                                 (In thousands)





                                Three Months                         Nine Months
                                  Ended                                Ended
                                September 30,                        September 30,
                     ----------------------------------     -------------------------------
                               2003             2002                 2003            2002
                               ----             ----                 ----            ----
Net Income                 $  12,189        $  14,021           $   23,538       $   29,679

Plus:
   Income Tax Provision        3,740           10,155                8,356           21,495

   Interest Expense, net      10,784            6,611               32,491           19,456
                           ---------         --------            ---------       ----------
Operating Income              26,713           30,787               64,385           70,630

Plus:
   Depreciation                1,977            2,016                5,916            6,016

   Amortization                1,075            1,004                3,174            2,930
                          ----------        ---------           ----------       ----------
EBITDA                     $  29,765        $  33,807           $   73,475       $   79,576
                           =========        =========           ==========       ==========




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